Exhibit 99.1

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES earningS increased by 47% in second QUARTER

Newport, New Hampshire – July 14, 2003 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, today reported consolidated net income for the quarter ended June 30, 2003 of $1,473,972 or $.74 per share compared to $1,004,855 or $.51 per share, for the same period last year, an increase of 47%. For the six months ended June 30, 2003, NHTB recorded net income of $2,710,737 or $1.36 per share compared to $2,105,287 or $1.07 for the first six months of 2002, an increase of 29%. The Company’s returns on average assets and equity for the six months were 1.11% and 15.51%, respectively, compared to .76% and 12.63% in 2002.

The increase in net income for the six months ended June 30, 2003 was driven by the continued low interest rate environment, which has created a sustained demand for mortgage loan refinancings and resulted in a $1,269,730 increase in non-interest income. The Bank sold approximately $56.5 million in loans to the secondary market, realizing net gains and fees (before taxes) on the sales of approximately $612,810, or 14.07% of pre-tax income, for the period ended June 30, 2003. Included in non-interest income is approximately $225,000 of pre-tax gains on the sale of investment securities. The Bank sold several U.S. Agencies and re-invested the proceeds in similar, longer-term securities in order to enhance income.

Total assets amounted to $495,817,585 at June 30, 2003 compared to $488,501,127 for the same period last year. Loans held in portfolio remained flat from the previous year and totaled $329,096,536. Sold loans totaled $280,113,525 at June 30, 2003, as compared to $240,729,435 at June 30, 2002, an increase of 16.36%. The Bank’s investment portfolio increased from $89,127,505 at June 30, 2002, to $110,828,203 at June 30, 2003.

Total deposits increased by $12,007,308, or 2.90% from $413,790,741 at June 30, 2002 to $425,798,049 at June 30, 2003. Shareholders’ equity of $36,746,863 resulted in a book value of $18.60 per share based on 1,975,606 shares of common stock outstanding, an increase of $2.89 per share from a year ago.

As previously announced, a regular quarterly dividend of eighteen cents per share is payable on July 31, 2003 to shareholders of record as of July 24, 2003.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company’s present expectations or beliefs concerning future events. The company cautions that assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risks factors is included in the company’s filings with the Security and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Interest Income	$5,299,729	$6,990,226	$10,618,916	$13,889,737
Interest Expense	1,398,494	2,776,814	3,038,091	5,838,196
Net Interest Income	3,901,235	4,213,412	7,580,825	8,051,541
Provision for Loan Losses	24,999	30,000	49,998	60,000
Non-interest Income	2,004,658	985,064	3,477,252	2,207,522
Operating Expenses	3,507,536	3,637,397	6,695,438	6,940,469
Net Income	1,473,972	1,004,855	2,710,737	2,105,287
Earnings Per Common Share, basic	$.75	$.52	$1.38	$1.08
Earnings Per Common Share, assuming dilution(1)	$.74	$.51	$1.36	$1.07
Dividends Declared	$.18	$.16	$.36	$.32

	As of 6/30/03	As of 6/30/02
Total Assets	$495,817,585	$488,501,127
Loans	329,096,536	329,468,721
Reserve for Loan Losses	3,859,743	4,418,938
Investment Securities	110,828,203	89,127,505
Fed Funds Sold	3,116,484	15,656,575
Total Deposits	425,798,049	413,790,741
NHTB Capital Trust Preferred	16,400,000	16,400,000
Shareholders’ Equity	36,746,863	30,861,205
Book Value of Shares Outstanding	$18.60	$15.84
Tier I Core Capital to Assets	7.72%	7.22%
Shares Outstanding	1,975,606	1,948,824
Return on Average Assets	1.11%	0.76%
Return on Average Equity	15.51%	12.63%
Non-performing Assets as a Percentage of Total Assets	0.33%	0.20%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.